First Amendment to Second Amended and Restated Bylaws of
BJs Wholesale Club Holdings, Inc.
(a Delaware corporation)

The Second Amended and Restated Bylaws (the “Existing Bylaws”) of BJs Wholesale Club Holdings, Inc., a Delaware corporation (the “Corporation”), are hereby amended as follows:

Article X of the Existing Bylaws is hereby deleted in its entirety and replaced with the following:

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote at an election of directors, voting together as a single class.

Except as provided herein, the provisions of the Existing Bylaws shall remain in full force and effect.

Effective as of: June 16th, 2022

ACTIVE/115425775.2